AGREEMENT AND PLAN OF MERGER

by and among

AZZ INCORPORATED

BIG KETTLE MERGER SUB, INC.

and

NORTH AMERICAN GALVANIZING & COATINGS, INC.

Dated as of March 31, 2010

Table of Contents

Page

ARTICLE I	THE OFFER AND THE MERGER	2

ARTICLE II	CONVERSION OF SECURITIES IN THE MERGER	12

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	16

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	35

i

ARTICLE V	COVENANTS	37

ARTICLE VI	CONDITIONS TO CONSUMMATION OF THE MERGER	53

Section 6.1	Conditions to Obligations of Each Party Under This Agreement	53

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	53

ARTICLE VIII	GENERAL PROVISIONS	57

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 31, 2010 (this “Agreement”), by and among AZZ INCORPORATED., a Texas corporation (“Parent”), BIG KETTLE MERGER SUB, INC., a Delaware corporation and a wholly-owned indirect Subsidiary of Parent (“Purchaser”), and NORTH AMERICAN GALVANIZING & COATINGS, INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.3 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

R E C I T A L S

WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of such acquisition, Purchaser proposes to commence a tender offer to purchase all of the shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) that are outstanding (the “Shares”), at a price per Share of $7.50 (such amount or any higher amount per Share that may be paid pursuant to the Offer, the “Offer Price”) payable net to the seller in cash, without interest, subject to any withholding Taxes required by applicable Law (such offer, as amended from time to time as permitted by this Agreement, the “Offer”); and

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share (other than (i) Shares to be cancelled or converted in accordance with Section 2.1(b) and (ii) Dissenting Shares) shall be converted into the right to receive the Offer Price; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to Purchaser in the Offer and adopt this Agreement and approve the Merger (the “Company Board Recommendation”); and

WHEREAS, the Board of Directors of each of Parent and Purchaser has, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including without limitation the Offer and the Merger, and the Parent (in its capacity as the sole stockholder of Arbor-Crowley, Inc., a Delaware corporation (“Holding Company”), which is the sole stockholder of Purchaser) has adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement, Parent and Purchaser have entered into a Stockholders’ Agreement, dated as of the date hereof, the form of which is attached as Exhibit A hereto (the “Stockholders’ Agreement”), with the stockholders named therein (the “Stockholders”), pursuant to which each Stockholder has, among other things, (1) agreed to tender all Shares owned by such Stockholder pursuant to the Offer, (2) granted to Parent an option to purchase all of the Shares owned by such Stockholder, and (3) agreed to vote all Shares beneficially owned by such Stockholder in favor of the Merger and this Agreement and against any Acquisition Proposal (as defined herein), in each case subject to and on the conditions set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.1                      Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 7.1, and none of the events or conditions listed in clause (c) of Annex I hereto (“Annex I”) shall have occurred and be continuing, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer as promptly as reasonably practicable following the Go-Shop Period Termination Date, but no later than five (5) Business Days thereafter (or such other date as the parties may mutually agree in writing).

(b)           Subject to (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares that, together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company's Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents at least two-thirds (⅔) of all outstanding Shares (determined on a Fully Diluted Basis and inclusive of those Shares tendered pursuant to the Stockholders’ Agreement) entitled to vote (A) in the election of directors, (B) upon the adoption of this Agreement and approval of the Merger, and (C) upon an amendment of the Company’s Charter, on the date Shares are accepted for payment (collectively, the “Minimum Condition”) and (ii) the satisfaction or waiver by Parent or Purchaser of the other conditions and requirements set forth in Annex I, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after Purchaser is legally permitted to do so under applicable Law (the date and time of acceptance for payment, the “Acceptance Time”). Parent shall provide or cause to be provided to Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).

(c)           The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and Purchaser expressly reserve the right to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or to make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, Purchaser shall not (i) decrease the Offer Price payable in the Offer, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend or modify the other conditions set forth in Annex I in a manner adverse to the holders of Shares, (vi) extend the Expiration Date other than in accordance with this Agreement, or (vii) amend any other term of the Offer in a manner adverse to the holders of Shares.

(d)           Subject to the provisions of this Agreement, unless extended in accordance with the terms of this Agreement, the Offer shall expire at 5:00 p.m. (Central Daylight Saving Time) on the date that is twenty (20) Business Days following the commencement of the Offer (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(e)           If, on or prior to any then scheduled Expiration Date, any of the conditions of the Offer is not satisfied or waived, Purchaser may (without the consent of the Company) extend the Offer for one or more additional periods of up to twenty (20) Business Days with such length as Purchaser determines consistent with applicable Law, provided that each such extension shall be for not more than ten (10) Business Days if all of the conditions set forth on Annex I other than the Minimum Condition have been satisfied or waived at such then scheduled Expiration Date. If, on or prior to any then scheduled Expiration Date, the Minimum Condition is not satisfied, Purchaser shall (to the extent requested in writing by the Company) extend the Offer for up to two periods of not less than ten (10) Business Days each and up to twenty (20) Business Days each with such lengths as Purchaser determines consistent with applicable Law. In addition, Purchaser shall extend the then scheduled Expiration Date for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission (the “SEC”) or its staff or NASDAQ.

(f)           If the Minimum Condition has been satisfied but the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company's Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents less than eighty percent (80%) of all outstanding Shares (determined on a Fully Diluted Basis), Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall, and Parent shall cause Purchaser to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period.” The Offer Documents shall provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g)           Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VII. If this Agreement is terminated pursuant to Article VII, Purchaser shall, and Parent shall cause Purchaser to, promptly (and in any event within twenty-four (24) hours of such termination) terminate the Offer and shall not acquire Shares pursuant thereto. If the Offer is terminated by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h)           As soon as practicable on the date of the commencement of the Offer, Parent and Purchaser shall file with the SEC, in compliance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits: the Offer to Purchase, a form of letter of transmittal, the notice of guaranteed delivery, a form of summary advertisement and other ancillary Offer documents and instruments required by the Exchange Act pursuant to which the Offer shall be made (collectively, together with any amendments and supplements thereto, the “Offer Documents”). Parent and Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by such party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In the event that Parent and Purchaser receive any comments from the SEC or its staff with respect to the Schedule TO or the Offer Documents, they shall use their respective reasonable best efforts to respond promptly to such comments.

Section 1.2                      Company Actions.

(a)           On the date the Offer Documents are filed with the SEC or as soon as practicable thereafter, the Company shall, in compliance with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(d), contain the Company Board Recommendation. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, the Company shall use its reasonable best efforts to respond promptly to such comments.

(b)           Promptly after the date hereof (and in any event in sufficient time to permit Purchaser to commence the Offer in a timely manner) and otherwise from time to time as requested by Purchaser or its agents, the Company shall furnish or cause to be furnished to Purchaser mailing labels, security position listings, non-objecting Beneficial Owner lists and any other listings or computer files containing the names and addresses of the record or Beneficial Owners of the Shares as of the most recent practicable date and such other assistance as Purchaser or its agents may reasonably request in communicating with the record and Beneficial Owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.

Section 1.3                      Directors.

(a)           Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Purchaser representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.3) and (ii) the percentage that such number of Shares so purchased (including Shares accepted for payment and the purchased Top-Up Shares) bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent and its Affiliates Beneficially Own a majority of the Shares of the Company). The Company will use its best efforts to cause each committee of the Company Board and the Board of Directors of each Subsidiary of the Company to include persons designated by Purchaser constituting at least the same percentage of each such committee and the Board of Directors of each Subsidiary of the Company as Purchaser’s designees are of the Company Board. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Purchaser, the Company shall take all actions required pursuant to Section 14(f) and Rule 14f-1 necessary to effect any such election or appointment of Purchaser’s designees in accordance with this Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder, which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser shall supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

(b)           Following the election or appointment of Purchaser’s designees pursuant to Section 1.3(a) and prior to the Effective Time, the Company shall cause the Company Board to maintain at least two (2) directors who are members of the Company Board on the date of this Agreement and who are not officers of the Company and who are independent directors for purposes of the applicable listing and corporate governance rules and regulations of NASDAQ (the “Continuing Directors”); provided, however, that if the number of Continuing Directors is reduced below two (2) for any reason, the remaining Continuing Director shall immediately elect or designate one person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement such that, following such election or designation, there shall be two (2) Continuing Directors or, if no Continuing Directors then remain, the other directors shall designate two (2) persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.3(b). So long as there shall be at least one (1) Continuing Director, (i) any amendment or termination of this Agreement requiring action by the Company Board, (ii) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, (iii) any waiver of compliance with any of the agreements or conditions under this Agreement that are to the benefit of the Company, or (iv) any exercise of the Company’s rights or remedies under this Agreement shall require the concurrence of both of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director).

Section 1.4                      The Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and bylaws of Purchaser and as so amended shall be the certificate of incorporation and bylaws of Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.16).

(c)           The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly chosen by the directors of the Surviving Corporation or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)           If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5                      Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central Daylight Saving Time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Kelly Hart & Hallman LLP, 201 Main Street, Suite 2500, Fort Worth, Texas 76102, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.6                      Merger Meeting Procedures.

(a)           If the Minimum Condition has been satisfied but the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company's Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents less than eighty percent (80%) of all outstanding Shares (determined on a Fully Diluted Basis), the Company shall prepare a proxy statement or information statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement. If elected by Parent, the Proxy Statement shall be so prepared prior to the Acceptance Time such that the Proxy Statement shall be in a form ready, if necessary, to file with the SEC as promptly as practicable following the Acceptance Time. If, after the Acceptance Time, approval of the stockholders of the Company (other than the approval of the Purchaser to consummate the Merger in a manner other than as set forth in the Merger Meeting Procedures) is required under applicable Law to consummate the Merger, the Company shall file the Proxy Statement with the SEC as promptly as practicable following the Acceptance Time. Parent and Purchaser will use their reasonable best efforts to supply information necessary for the Proxy Statement, if any, as promptly as practicable after the Acceptance Time. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

(b)           If, after the Acceptance Time, approval of the stockholders of the Company is required under applicable Law to consummate the Merger (other than the approval of the Purchaser to consummate the Merger in a manner other than as set forth in the Merger Meeting Procedures), the Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) as promptly as practicable after the Acceptance Time, in consultation with Parent, duly set a record date for, and within five (5) Business Days after receipt of SEC clearance of the Proxy Statement, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date to be set in consultation with Parent for a date after the Acceptance Time); (ii) as promptly as practicable after the Acceptance Time, file the Proxy Statement with the SEC, and, within five (5) Business Days after receipt of SEC clearance of the Proxy Statement, cause the Proxy Statement to be printed and mailed to the stockholders of the Company; (iii) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and secure any approval of the stockholders of the Company that is required by applicable Law to effect the Merger; and (iv) convene and hold the Special Meeting, provided, that (A) the Company shall not change the date of, postpone or adjourn the Special Meeting without Parent’s prior written consent and (B) Parent may cause the Company to postpone or adjourn the Special Meeting by prior written notice to the Company.

(c)           At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger. Section 1.6(a)-(c) are collectively referred to herein as the “Merger Meeting Procedures”.

(d)           If the Minimum Condition has been satisfied but the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company's Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents at least eighty percent (80%) but less than ninety percent (90%) of all outstanding Shares (determined on a Fully Diluted Basis), at Parent’s option, either (i) the Merger Meeting Procedures will be followed, or (ii) the Company shall prepare and file with the SEC as promptly as practicable following the Acceptance Time an information statement for a special meeting of its stockholders for the purpose of considering and approving an amendment to the Company Charter to allow for the Merger to be consummated without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL. Once such amendment is approved, (1) Purchaser shall exercise the Top-Up Option (described in Section 1.7 below), (2) a Certificate of Amendment setting forth such amendment to the Company’s Charter will be filed by the Company with the Secretary of State of the State of Delaware as soon as possible after the stockholders’ meeting described in the immediately preceding clause (ii) and (3) Purchaser and the Company shall effect the short-form Merger pursuant to Section 253 of the DGCL immediately after the filing of such Certificate of Amendment with the Secretary of State of the State of Delaware.

(e)           If the Minimum Condition has been satisfied but the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company's Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, represents at least ninety percent (90%) of all outstanding Shares (determined on a Fully Diluted Basis), Parent will have the same option and the parties will follow the procedures described in Section 1.6(d) above except that Purchaser will not exercise the Top-Up Option as otherwise described in Section 1.6(d).

Section 1.7                      Top-Up Option.

(a)           Subject to the number of Shares that have been accepted for payment pursuant to the Offer (after giving effect to any proper withdrawal of Shares prior to the Expiration Date but without giving effect to Shares issuable upon the exercise of the Top-Up Option), together with (x) the number of Shares, if any, then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, and (y) the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company's Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, representing at least eighty percent (80%) but less than ninety percent (90%) of all outstanding Shares (determined on a Fully Diluted Basis), the Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable once upon the terms and subject to the other conditions set forth herein, to purchase at the Offer Price an aggregate number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Purchaser and their Affiliates at the time of such exercise and the number of shares of Company Common Stock that are issuable upon exercise of Options, that are held in trust pursuant to the Company's Director Stock Unit Program or that constitute restricted shares, in each case whose holders have executed the Stockholders’ Agreement, shall constitute one Share more than ninety percent (90%) of the Shares (after giving effect to the issuance of the Top-Up Shares) issued and outstanding, determined on a Fully Diluted Basis (the “Short Form Threshold”); provided, however, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the number of authorized but unissued Shares as of immediately prior to the issuance of the Top-Up Shares; provided, further, that the Top-Up Option shall terminate upon the earlier of: (x) the fifth (5th) Business Day after the later of (1) the Expiration Date and (2) the expiration of any “subsequent offering period” as described in Section 1.1(f) above and (y) the termination of this Agreement in accordance with its terms.

(b)           The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable Law and no judgment, injunction, Order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (ii) upon exercise of the Top-Up Option, the number of Shares owned by Parent, Purchaser and their Affiliates will constitute one (1) Share more than the Short Form Threshold, and (iii) Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including any requirements regarding the availability of an applicable exemption from registration of the issuance of the Top-Up Shares under the Securities Act.

(c)           To exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the number of Shares that shall be owned by Parent, Purchaser and their Affiliates immediately preceding the purchase of the Top-Up Shares and (ii) the place, time and date for the closing of the purchase and sale of the Top-Up Shares (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, Purchaser shall pay the Company, in the manner set forth in Section 1.7(d) hereof, the aggregate price required to be paid for the Top-Up Shares, in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Purchaser a certificate or certificates representing the Top-Up Shares or, at Purchaser’s request or otherwise if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law.

(d)           Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Shares either (i) entirely in cash or, at Purchaser’s election, by (ii) (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate price required to be paid for the purchase of the Top-Up Shares less the amount to be paid in cash pursuant to the immediately preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and Purchaser and (1) shall bear interest at a market rate of interest per annum, payable in arrears at the end of one (1) year, (2) shall mature on the first (1st) anniversary of the date of execution and delivery of such Promissory Note and (3) may be prepaid, in whole or in part, without premium or penalty.

(e)           Parent and Purchaser acknowledge that the Top-Up Shares shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Purchaser agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

CONVERSION OF SECURITIES IN THE MERGER

Section 2.1                      Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any securities of the Company, Parent or Purchaser:

(a)           Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted in accordance with Section 2.1(b) and Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the Certificate formerly representing such Shares (or, in the case of Book-Entry Shares, surrender of such Book-Entry Shares) in accordance with Section 2.2.

(b)           Cancellation or Conversion of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company and all Shares owned of record by Parent, Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto. At the Effective Time, all Shares, if any, held by each Subsidiary of the Company shall remain outstanding and shall become that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation as the number of Shares held by such Subsidiary bore to the aggregate number of outstanding Shares of the Company immediately prior to the Effective Time.

(c)           Purchaser Common Stock. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time (the “Purchaser Common Stock”) shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2            Payment for Securities; Surrender of Certificates.

(a)           Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable national bank reasonably acceptable to the Company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent funds sufficient to pay the aggregate Merger Consideration to which holders of Shares  shall be entitled at the Effective Time pursuant to this Agreement. Such funds shall be invested or otherwise held by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to such holders of the Shares; provided, however, in the event that such funds on deposit with the Paying Agent are insufficient to pay the aggregate Merger Consideration, Parent shall deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to pay the aggregate Merger Consideration. Earnings from such investments, if any, shall be the sole and exclusive property of Parent, and no part of any such earnings shall accrue to the benefit of holders of Shares.

(b)           Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of such a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of such payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent and the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share, other than any Certificate or Book-Entry Share representing Shares to be cancelled or converted in accordance with Section 2.1(b) or Dissenting Shares, shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c)           Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)           Termination of Fund; Abandoned Property; No Liability. At any time following the one (1) year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto or any earnings with respect to the investment thereof) made available to the Paying Agent and not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). If, prior to six (6) years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           Withholding Rights. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Offer Price, Merger Consideration, Option Cash Payment or Warrant Payment otherwise payable pursuant to this Agreement to any holder of Shares, Options or Warrants, as applicable, such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any other provision of applicable Law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent and remitted to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Options or Warrants, as applicable, in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

(f)           Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3                      Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder of such Shares fails to perfect or otherwise waives, withdraws or loses his or her right to appraisal under Section 262 of the DGCL or other applicable Law, then such Shares shall cease to be considered Dissenting Shares hereunder, the right of such holder to be paid the fair value of such Shares shall cease and such Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

Section 2.4                      Treatment of Options. The Company shall take all action necessary so that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under the Company’s 2004 Incentive Stock Plan (the “2004 Plan”) or 2009 Incentive Stock Plan (the “2009 Plan”) that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be converted into the right of the holder to receive at the Effective Time an amount in cash equal to the product of (i) the total number of Shares subject to such unexercised portion of such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share set forth in such Option, less any required withholding taxes (the “Option Cash Payment”) and as of the Effective Time shall cease to represent an option to purchase Shares, shall no longer be outstanding and shall automatically cease to exist, and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Notwithstanding the foregoing, in the event that the Option Cash Payment, as calculated pursuant to this Section 2.4, with respect to any Option would be a negative amount, such Option shall be cancelled as of the Effective Time without conferring any right to receive the Option Cash Payment.

Section 2.5                      Treatment of Warrants. At the Acceptance Time, each warrant to purchase Shares that is issued, unexpired and unexercised immediately prior to the Acceptance Time (the “Warrants”) shall be converted into the right of the holder thereof to receive, upon exercise at any time after the Acceptance Time, a payment from Parent or Purchaser in cash of an amount equal to the product of (i) the total number of Shares previously subject to such Warrant and (ii) the amount in cash of the excess, if any, of the Offer Price over the exercise price per Share previously subject to such Warrant (such amounts payable hereunder being referred to as the “Warrant Payments”) (less any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)). From and after the Acceptance Time, any Warrant shall no longer be exercisable by the former holder thereof for Shares, but shall only entitle such holder upon exercise after the Acceptance Time to the payment, if any, of the Warrant Payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (i) as disclosed in the forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, filed or furnished by the Company with the SEC on or after January 1, 2008 and prior to the date of this Agreement or (ii) as set forth in the disclosure schedule delivered by the Company to the Parent and Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any Section of the Company Disclosure Schedule shall be deemed to be disclosed in any other Section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other Section), the Company represents and warrants to Parent and Purchaser as follows:

Section 3.1                      Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, the owners of each Subsidiary’s outstanding capital stock or ownership interests and the number and percentage of shares or other ownership interests owned by each such owner, is set forth in Section 3.1 of the Company Disclosure Schedule. All of the Company’s Subsidiaries are owned one hundred percent (100%), either directly or indirectly, by the Company. Neither the Company nor any of the Company’s Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than one percent (1%) of the outstanding stock of such publicly traded company.

Section 3.2                      Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a true, complete and correct copy of its Certificate of Incorporation, including all amendments to date (the “Company Charter”), and its Bylaws, as amended to date (the “Company Bylaws”). The Company Charter, the Company Bylaws and the charter documents for each of the Company’s Subsidiaries (the “Subsidiaries Governance Documents”) are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws, and none of the Company’s Subsidiaries is in violation of its respective Subsidiaries Governance Documents.

Section 3.3                      Capitalization.

(a)           As of February 28, 2010, the authorized capital stock of the Company consists of 50,000,000 Shares of Company Common Stock, of which 16,754,943 Shares were issued (including 1,000 Shares held by the Company in its treasury and 16,753,943 Shares that were outstanding, of which 1,307,203 Shares constitute restricted shares and shares held in the Director Stock Unit Program trust). There are no other classes of capital stock of the Company authorized or outstanding. As of February 28, 2010, (i) 2,443,016 Shares of Company Common Stock were reserved for issuance under the 2004 Plan and the 2009 Plan, (ii) 751,666 Shares were subject to outstanding Options (whether or not under the 2004 Plan or the 2009 Plan), and (iii) 1,095,000 Shares were subject to outstanding Warrants. All outstanding Shares of the Company Common Stock have been, and all shares of the Company Common Stock that may be issued upon exercise or conversion of Options or Warrants, will be when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. Except as described above and except for the Top-Up Option: (1) there are no shares of capital stock of the Company authorized, issued, reserved for issuance or outstanding; (2) there are no outstanding options or other rights of any kind that obligate the Company or any of its Subsidiaries to issue, deliver or dispose of any shares of capital stock, voting securities or other Equity Interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of the Company (collectively, “Company Securities”); (3) there are no restricted shares, stock appreciation rights, performance units, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company, to which the Company is bound; (4) other than any Shares deliverable to the Company in payment of the exercise price of Options, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities; (5) there are no other options, calls, warrants, pre-emptive rights or other similar rights, agreements, arrangements or commitments of the Company of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its Subsidiaries is a party; and (6) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

(b)           Section 3.3(b) of the Company Disclosure Schedule contains a complete and correct list of all outstanding Options as of February 28, 2010, whether or not granted under the 2004 Plan or the 2009 Plan, and all outstanding Warrants as of February 28, 2010, including the holder, the date of grant and the exercise or base price and number of Shares of Company Common Stock subject thereto.

(c)           Each of the outstanding shares of capital stock, voting securities or other Equity Interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned direct or indirect Subsidiary of the Company and are owned free and clear of all Liens. There are no (i) outstanding options or other rights of any kind, that obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other Equity Interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of a Subsidiary of the Company, (ii) restricted shares, stock appreciation rights, performance units, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company, to which the Company or any of its Subsidiaries is bound, (iii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other Equity Interests of a Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person; or (iv) other options, calls, warrants, pre-emptive rights or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party. None of the Subsidiaries of the Company own any Company Common Stock.

(d)           Except for this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting of any shares of capital stock of the Company or granting to any Person the right to elect, or to designate or nominate for election, a director to the Company Board or any of its Subsidiaries. Immediately following the consummation of the Merger, and the conversion of Options and Warrants pursuant to Sections 2.4 and 2.5 above, respectively, there will not be outstanding any rights, warrants, options or other securities entitling the holder thereof to purchase, acquire or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (or any other securities exercisable for or convertible into such shares).

(e)           There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company.

Section 3.4                      Authority; Stockholder Approval.

(a)           Subject only to the approval of the stockholders of the Company as described below, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the Company Stockholder Approval. As of the date of this Agreement, the Company Board has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company and has unanimously recommended that the stockholders of the Company, to the extent applicable, adopt this Agreement and approve the Merger. The action taken by the Company Board constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under the provisions of Section 203 of the DGCL and, together with the Company Stockholder Approval, all approvals thereof required by Article Ten of the Company Charter. This Agreement has been duly authorized and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)           The affirmative vote of the holders of Shares representing two thirds (⅔) of the voting power of the outstanding Shares of the Company Common Stock is the only vote required, if any, of the holders of any class or series of capital stock of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

Section 3.5                      No Conflict. The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will not, and compliance by the Company with any provisions of this Agreement will not (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Stockholder Approval, conflict with or violate the Company Charter, the Company Bylaws or any of the Subsidiaries Governance Documents; (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair the Company’s or any of its Subsidiaries’ rights or alter their respective obligations or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to any Material Contract; (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair the Company’s or any of its Subsidiaries’ rights or alter their respective obligations or alter the rights or obligations of any third party in or under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to any Contract, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their properties is bound or affected, or (v) other than rights to acquire Company Common Stock pursuant to Options or Warrants, give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of clauses (ii), (iii), (iv) or (v) for any such conflicts, breaches, defaults, impairments, alterations, Liens or rights that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6                      Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will not, and compliance by the Company with any provisions of this Agreement will not (with or without notice or lapse of time, or both) require the Company to obtain any consent, approval, Order, license, authorization, registration, declaration or permit of, or to file or register with or to provide notification to, any Governmental Entity, except (i) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Schedule 14D-9 and, if required by applicable Law, a Proxy Statement relating to the adoption by the stockholders of the Company of this Agreement, (ii) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (iii) compliance with any applicable requirements of the HSR Act, (iv) such filings as may be required under the applicable listing and corporate governance rules and regulations of NASDAQ, (v) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (vi) such other consents, approvals, Orders, registrations, declarations, permits, filings or notifications that, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7                      Litigation. As of the date hereof, there is no suit, claim, action, proceeding, hearing, investigation, mediation, arbitration, stockholder demand letter or any other judicial or administrative proceeding, in Law or equity pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any of the Company’s Subsidiaries (in their capacities as such), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding Order, writ, injunction, decree, arbitration ruling, regulatory restriction or judgment of a Governmental Entity, other than such Orders, writs, injunctions, decrees, arbitration rulings, regulatory restrictions or judgments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8                      Compliance; Permits.

(a)           The Company and each of its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, Orders and other approvals from Governmental Entities that are necessary to the operation of their respective business as currently conducted (collectively, the “Permits”), except where the failure to hold such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Permits are in full force and effect, have not been violated and no suspension, revocation or cancellation thereof has, to the Knowledge of the Company, been threatened, and there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits, except in each case for such suspensions, revocations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement except where such cessation to be effective would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           To the Knowledge of the Company, none of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, and any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act), or (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act).

Section 3.9                      SEC Filings; Financial Statements; Corporate Governance.

(a)           The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents, including any exhibits and schedules thereto, required to be filed by the Company with the SEC since January 1, 2008 (collectively, the “Requisite SEC Reports”). The Requisite SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Acceptance Time, (i) were and, in the case of Requisite SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and, in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Requisite SEC Reports or necessary in order to make the statements in such Requisite SEC Reports, in light of the circumstances under which they were or will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, schedules, statements, reports or other documents with the SEC.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Requisite SEC Reports, including any Requisite SEC Reports filed between the date of this Agreement and the Acceptance Time, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be specifically indicated otherwise in the notes thereto), and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its consolidated Subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal year-end adjustments that have not been made and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet of the Company contained in the Recent SEC Report on Form 10-K for the year ended December 31, 2009 is referred to herein as the “Balance Sheet”.

(c)           The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the applicable listing standards and corporate governance rules of NASDAQ.

Section 3.10                      Disclosure Controls and Procedures. The Company and each of its Subsidiaries has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

Section 3.11                      Absence of Certain Changes or Events. From December 31, 2009 through the date of this Agreement, the Company and each of its Subsidiaries has conducted its business in all material respects only in the Ordinary Course of the Company’s Business, and (i) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Company and its Subsidiaries have not taken any action from December 31, 2009 through the date of this Agreement that if taken after the date hereof would constitute a violation of Section 5.1(b) of this Agreement.

Section 3.12                      No Undisclosed Liabilities. Except as reflected in the Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since the date of the Balance Sheet in the Ordinary Course of the Company’s Business, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.13                      Agreements, Contracts and Commitments.

(a)           All of the Contracts that are required as of the date of this Agreement to be described in the Requisite SEC Reports (or to be filed as exhibits thereto) (the “SEC Required Contracts”) are so described or filed and are in full force and effect. Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts in effect as of the date hereof. True and complete copies of all Material Contracts in effect as of the date hereof have been delivered or made available to Parent. “Material Contracts” shall mean (A) all SEC Required Contracts; (B) any other Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets are bound (other than Contracts related to (w) Owned Real Property covered in Section 3.16, (x) Leased Real Property covered in Section 3.16 and (y) Intellectual Property rights covered in Section 3.19), and which either (i) has a remaining term of more than one year from the date hereof and cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination and (I) involves the payment or receipt of money in excess of $175,000 in any year or (II) contains covenants materially limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other Person, engage in any line of business, compete with any Person or operate at any location, or (ii) the termination of which or default under which would reasonably be expected to have a Company Material Adverse Effect; (C) all Material Real Property Leases; and (D) all IP Contracts.

(b)           (i) There is no material breach or material violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, except such breaches, violations and defaults as have been waived and that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries that, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Material Contracts, except where such event would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14                      Employee Benefit Plans, Options and Employment Agreements.

(a)           Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of each employment (including any offer letters), bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, that is, or has been, sponsored, maintained or contributed to or required to be contributed to during the current year or preceding six (6) years by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the “Plans”). None of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to (i) create any additional employee benefit plan, program or arrangement, (ii) enter into any contract or agreement to provide compensation or benefits to any individual or (iii) modify or change any existing Plan that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate, except for amendments to tax-qualified plans to maintain the tax-qualified status thereof.

(b)           With respect to each of the Plans, the Company has heretofore made available to the Parent true and complete copies of each of the following documents, as applicable:

(i)           a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

(ii)           a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii)           a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each Plan, and all other material employee communications relating to each Plan;

(iv)           if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(v)           all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vi)           the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c)           At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever, maintained, established, sponsored, participated in or contributed to any Plan that is subject to Title IV of ERISA.

(d)           At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever contributed to or been requested to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA.

(e)           None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(f)           No Lien has been imposed under Section 430(k) of the Code or Section 303(k) of ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Plan.

(g)           Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS (or may rely on the advisor or Tax opinion letter issued to the prototype or volume submitter plan sponsor for the Plan) that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director. No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(i)           No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, (iv) continued exercisability of stock options in accordance with their terms, or (v) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(j)           There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

(k)           Neither the Company, any of its Subsidiaries or any ERISA Affiliate has, in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the COBRA provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”) or the Health Insurance Portability Accountability Act of 1996, as amended, or any similar provision of state Law applicable to their employees.

(l)           Each Plan that is a “nonqualified deferred compensation plan”(as defined in Section 409A(d)(1) of the Code) (i) since January 1, 2005 has been operated in good faith compliance with Section 409A of the Code and the regulations thereunder and (ii) since January 1, 2009 has been in documentary compliance with Section 409A of the Code.

Section 3.15                      Labor Matters.

(a)           The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of its Subsidiaries.

(b)           No labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(c)           From January 1, 2005 to the date of this Agreement, there has been no actual or, to the Knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slow downs or work stoppages against or affecting the Company or any of its Subsidiaries.

(d)           The Company and its Subsidiaries have good labor relations with their respective employees and labor unions, as applicable. The Company, its Subsidiaries, and their respective employees, agents or representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act.

(e)           The Company and its Subsidiaries have not failed to comply with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, other than any failures to comply that have not had and would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.
(g)           The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid except to the extent that any delinquency is subject to a good faith dispute

(h)           Neither the Company nor any of its Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(i)           The Company and each of its Subsidiaries is, and has been, in material compliance with all notice and other requirements under the WARN Act and any comparable foreign, state or local Law relating to plant closings and layoffs.

(j)           To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or such Subsidiary of the Company or (ii) to the knowledge or use of trade secrets or proprietary information.

(k)           To the Knowledge of the Company, no current employee of the Company or any of its Subsidiaries who is in senior management or is an executive other than the President and Chief Executive Officer intends to terminate his or her employment.

Section 3.16                      Properties; Encumbrances.

(a)           Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property and interest in real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company or a Company Subsidiary, as the case may be, holds good and valid fee title to the Owned Real Property, free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, (ii) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) statutory Liens in favor of builders, mechanics, warehousemen, repairmen, workmen, materialmen and contractors that are not yet due and payable or are being contested in good faith by appropriate proceedings, (iv) such Liens as an accurate survey would show, recorded easements, covenants and other restrictions and zoning and building law requirements, and (v) other Liens that do not materially detract from the value or materially impair the use of the property or assets subject thereto.  The Company and Company Subsidiaries do not lease, license or otherwise grant any Person any interest in any of the Owned Real Property.

(b)           Section 3.16(b)(i) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”) and the location of such properties, and indicating on such Schedule whether such property is leased or subleased. Section 3.16(a)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property leased or subleased that is (x) material to the operation of the business of the Company and its Subsidiaries, taken as a whole, or (y) required to be disclosed pursuant to Item 102 of Regulation S-K under the Securities Act (the “Material Leased Real Property”).  The Company and each of its Subsidiaries have a valid leasehold interest in all of the Leased Real Property that it purports to lease or sublease.  All of the Leased Real Property is free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, (ii) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) statutory Liens in favor of builders, mechanics, warehousemen, repairmen, workmen, materialmen and contractors that are not yet due and payable or are being contested in good faith by appropriate proceedings, (iv) such Liens as an accurate survey would show, recorded easements, covenants and other restrictions and zoning and building law requirements,  and (v) other Liens that do not materially detract from the value or materially impair the use of the property or assets subject thereto.  The Company and Company Subsidiaries do not sublease, license or otherwise grant any Person any interest in any of the Leased Real Property or Owned Real Property.

(c)           The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property.” To the Knowledge of the Company, each parcel of Real Property is in material compliance with all existing Laws applicable to such Real Property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and, to the knowledge of the Company, there are no such proceedings threatened, affecting any portion of the Real Property.

(d)           True and complete copies (including all amendments, supplements or modifications thereto) of all Leased Real Property leases or other occupancy agreements to which the Company or any of its Subsidiaries is a party that either (i) relate to Material Leased Real Property, (ii) have a remaining term of more than one year from the date hereof, or (iii) involve rental payments or the receipt of rent in excess of $175,000 in any year (collectively, the “Material Real Property Leases”), have been made available to Parent and Purchaser. Except as have not had and would not be reasonable expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (1) all Material Real Property Leases are in full force and effect and valid and binding against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, in each case in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies); (2) there is no existing material breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Real Property Leases; (3) no event has occurred with respect to the Company or any of its Subsidiaries that, with notice or lapse of time or both, would constitute a material breach, violation or default of any of the Material Real Property Leases; (4) to the Knowledge of the Company, there are no material breaches, defaults or violations of any obligations of the landlord under any Material Real Property Lease; (5) to the Knowledge of the Company, no Person other than the Company and its applicable Subsidiaries has any right (whether by lease, sublease or otherwise) to use or occupy all or any portion of the Leased Real Property; (6) neither the Company nor any of its Subsidiaries has subleased, transferred, or assigned the Leased Real Property or any of the leases or subleases of the Leased Real Property; and (7) neither of the Company nor the Subsidiaries has received notice from any Person alleging any breach of any covenants or restrictions with respect to the Leased Real Property.

(e)           The Company and its Subsidiaries have good and valid title to, or valid and enforceable rights to use under existing material franchises, easements or licenses, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as such businesses are now being conducted, free and clear of all Liens, except for (i) Liens reflected on the Balance Sheet, (ii) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) statutory Liens in favor of builders, mechanics, warehousemen, repairmen, workmen, materialmen and contractors that are not yet due and payable or are being contested in good faith by appropriate proceedings, and (iv) other Liens that do not materially detract from the value or materially impair the use of the property or assets subject thereto.

Section 3.17                      Taxes.  Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           (i) the Company and each of its Subsidiaries have duly filed (taking into account any valid extension of time within which to file) with the appropriate taxing authorities all material Tax Returns required to be filed by them and all such Tax Returns were true, complete and correct in all material respects, (ii) all material Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid, except for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) there are no material Tax Liens on any assets of the Company or any of its Subsidiaries other than Liens relating to Taxes not yet due and payable, (iv) neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of the Company's Business), (v) the accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Balance Sheet, and (vi) all liabilities for Taxes attributable to the period commencing on the date following the date of the Balance Sheet were incurred in the Ordinary Course of the Company’s Business and are consistent in type and amount with Taxes attributable to similar prior periods.

(b)           (i) the Company and each of its Subsidiaries have timely withheld all material amounts of federal and state Taxes required to be withheld, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn, (iii) neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries, except for such audit examination, deficiency, refund litigation, proposed adjustment or matter that is no longer pending, (iv) neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any entity other than the Company or any Subsidiary and other than agreements for customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes, (v) except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, and (vi) neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (other than the Company, any Subsidiary of the Company, or any of its or their predecessors) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor.

(c)           To the extent requested by Parent, the Company made available to Parent complete and correct copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

(d)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions”(within the meaning of Section 355(e) of the Code) in connection with the Merger.

(e)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “reportable transaction” as described in Treasury Regulation 1.6011-4(b)(2).

(f)           Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code.

(g)           Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party, and the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(h)           No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Tax law has been entered into by or with respect to the Company or any of its Subsidiaries.

Section 3.18                      Environmental Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all Permits and other governmental authorizations required under all Environmental Laws and compliance with the terms and conditions thereof. The Company has not received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in such compliance, and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no circumstances that may prevent or interfere with such compliance in the future. All material Permits and other governmental authorizations currently held by the Company pursuant to all Environmental Laws are identified in Section 3.18(a) of the Company Disclosure Schedule.

(b)           There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or against any Person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law.

(c)           To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(d)           The Company has made available to Parent summaries of all assessments, reports, data, results of investigations or audits and other information, in each case as requested by Parent, that are in the possession of the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws, to the extent that such documents would reflect the existence or possible existence of some condition, act or omission that has or would reasonably be expected to have a Company Material Adverse Effect.

(e)           The Company is not required by any Environmental Law or by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any governmental authority, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

Section 3.19                      Intellectual Property.

(a)           Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Intellectual Property (i) owned by the Company or any of its Subsidiaries and (ii) used in the conduct of the business as currently conducted or contemplated to be conducted, in each case, that is the subject of a registration or an application for registration and lists, in each case, the owner, the jurisdiction and the application of or registration number thereof (collectively, “Registered Intellectual Property”). The Company or one of its Subsidiaries is the record owner of all Registered Intellectual Property free and clear of all Liens. All Registered Intellectual Property is subsisting, valid, enforceable and in full force and effect, and has not been cancelled, expired or abandoned.

(b)           Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Trademarks listed in Section 3.19(a) of the Company Disclosure Schedule have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates and (ii) there has been no prior use of the Trademarks listed in Section 3.19(a) of the Company Disclosure Schedule by any third party that would confer upon such third party superior rights in such Trademarks.

(c)           Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by any Person challenging the ownership, use, validity, enforceability or registerability of any Intellectual Property owned by, licensed to or used by the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries has made any claim against any Person alleging violation or infringement of any Intellectual Property owned by the Company or any of its Subsidiaries.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, (i) the conduct of the Company’s and any Subsidiary’s business as currently conducted does not violate or infringe upon any Intellectual Property rights owned or controlled by any third party; and (ii) no third party is violating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries.

(e)           Section 3.19(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements (i) granting the Company or any of its Subsidiaries rights in or to any material Intellectual Property owned by a third party (other than licenses for readily available commercial Software having an acquisition price of less than $5,000), or (ii) restricting the Company’s or any of its Subsidiaries’ rights to use any material Intellectual Property, including license agreements, consent to use agreements and covenants not to sue (collectively, the “IP Contracts”). The IP Contracts are valid and binding obligations of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, in each case enforceable in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies). Neither the Company nor any of its Subsidiaries have licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the IP Contracts. No material royalties, honoraria or other fees are payable by the Company or any Subsidiary to any third parties for the use of or right to use any Intellectual Property except pursuant to the IP Contracts.

Section 3.20                      Insurance. All material current fire and casualty, general liability, business interruption, directors’ and officers’ liability, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company (collectively, the “Insurance Policies”) have been made available to Parent. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each such policy is in full force and effect and all premiums due thereon have been paid in full and (ii) none of such policies shall terminate or lapse (or be otherwise adversely affected) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.21                      Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board an opinion to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received by the holders of Shares of Company Common Stock in the Offer and Merger is fair, from a financial point of view, to such holders.

Section 3.22                      Brokers. No broker, finder or investment banker (other than Stephens, Inc. (the “Financial Advisor”) whose respective brokerage, finder’s or other fees and expenses shall be paid in full by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has furnished to Parent a complete and correct copy of all agreements between the Company and the Financial Advisor pursuant to which any firm would be entitled to any such payment.

Section 3.23                      Takeover Statutes. As of the date hereof, no further action is required by the Company Board or the stockholders of the Company to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby the restrictions on “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law, subject to the requirements set forth in Article Ten of the Company’s Certificate of Incorporation. The Company does not have a poison pill or rights agreement in place.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to the Company as follows:

Section 4.1                      Organization and Qualification. Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

Section 4.2                      Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Offer and the Merger. Parent as sole stockholder of Purchaser has approved this Agreement. The execution and delivery of this Agreement by each of Parent and Purchaser, as applicable, and the consummation by each of Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Neither the approval or adoption of this Agreement nor the consummation of the Offer, the Merger or the other transactions contemplated hereby requires any approval of the stockholders of Parent. This Agreement has been duly authorized and validly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3                      No Conflict. The execution and delivery of this Agreement by Parent or Purchaser do not, the acceptance for payment or acquisition of Shares pursuant to the Offer will not, the consummation by Parent or Purchaser of the Merger or any other transaction contemplated by this Agreement will not, and compliance by Parent or Purchaser with any of the provisions of this Agreement will not (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser; (ii) conflict with or violate any Law applicable to Parent or Purchaser or any of their respective Subsidiaries or by which any of their respective properties is bound or affected, or (iii) except as would not reasonably be expected to have a Parent Material Adverse Effect, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair Parent’s or Purchaser’s or any of their respective Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent, Purchaser or any of their respective Subsidiaries pursuant to any Contract, permit, franchise or other instrument or obligation to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or their properties is bound or affected.

Section 4.4                      Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) Parent or Purchaser to obtain any consent, approval, authorization or permit of, or to file or register with or to provide notification to, any Governmental Entity, other than (i) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Offer Documents and such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the transactions contemplated hereby, (ii) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (iii) compliance with any applicable requirements of the HSR Act, (iv) such filings as may be required under the applicable listing and corporate governance rules and regulations of NASDAQ, (v) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (vi) such other consents, approvals, Orders, registrations, declarations, permits, filings or notifications that, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5                      Litigation. There is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Purchaser, that would reasonably be expected to prevent or materially delay consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 4.6                      Ownership of Company Capital Stock. Neither Parent nor Purchaser is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.7                      Ownership and Operations of Purchaser. Purchaser is a direct, wholly-owned Subsidiary of the Holding Company and an indirect, wholly-owned Subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.8                      Sufficient Funds. Parent and Purchaser have or will have cash and cash equivalents, and committed or available lines of credit, sufficient to (i) consummate the Offer, (ii) pay the aggregate Merger Consideration, (iii) pay any and all fees and expenses incurred by Parent or Purchaser in connection with the Offer and the Merger and (iv) consummate the other transactions contemplated by this Agreement.

Section 4.9                      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

Section 4.10                      Investigation by Parent and Purchaser. Each of Parent and Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company’s Subsidiaries. No review, analysis or investigation by Parent, Purchaser or the Parent Representatives shall affect the representations and warranties of the Company set forth in this Agreement.

ARTICLE V

COVENANTS

Section 5.1                      Conduct of Business Pending the Acceptance Time.

(a)           The Company covenants and agrees that, during the period from the date hereof until the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except as expressly contemplated by this Agreement, as set forth in Section 5.1(a) of the Company Disclosure Schedule or as required by Law, or unless Parent shall otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), the business of the Company and its Subsidiaries shall be conducted in all material respects in the Ordinary Course of the Company’s Business, and in compliance in all material respects with applicable Law and the Company shall use its commercially reasonable efforts to preserve intact its business organization and to preserve its present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations.

(b)           Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1(b) to the Company Disclosure Schedule or as required by Law, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(i)           amend or otherwise change the Company Charter or Company Bylaws or any similar governing instruments, except for the amendment of the Company Charter described in Sections 1.6(d) and 1.6(e) above;

(ii)           issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except for (x) the issuance of Shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of Options or Warrants outstanding on the date of this Agreement, (y) the delivery of Shares to the Company in payment of the exercise price of Options and (z) the acceleration of vesting of Options as contemplated by the 2004 Plan and the 2009 Plan;

(iii)           sell, pledge, mortgage, dispose, lease, or encumber any assets, tangible or intangible, of the Company or any of its Subsidiaries or suffer to exist any Lien thereupon other than (A) sales of assets not to exceed $175,000 in the aggregate, (B) sales of products in the Ordinary Course of the Company’s Business, (C) pursuant to existing Contracts or (d) dispositions of obsolete or worn out equipment in the Ordinary Course of the Company's Business.

(iv)           with respect to Intellectual Property owned by the Company or any of its Subsidiaries and with respect to any rights to Intellectual Property granted under any IP Contract, (A) transfer, assign or license to any Person any rights to Intellectual Property, (B) abandon, permit to lapse or otherwise dispose of any Intellectual Property, (C) grant any Lien on any Intellectual Property, or (D) make any material change in any Intellectual Property that reasonably could be expected to materially impair such Intellectual Property or the Company’s or its Subsidiaries’ rights with respect thereto;

(v)           (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, to acquire any such securities, or propose to do any of the foregoing, except the delivery of Shares to the Company in payment of the exercise price of Options;

(vi)           (A) (1) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, in each case, with a value in excess of $175,000 in the aggregate, (2) enter into any new line of business, other than development, testing or marketing of new products in the Ordinary Course of the Company’s Business, (3) make any capital contribution or investment in any joint venture, except as required pursuant to terms of a Material Contract in effect as of the date of this Agreement, or (4) create any Subsidiaries; (B) incur any indebtedness for or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise) the material obligations of any Person (other than a wholly-owned Subsidiary), except in the Ordinary Course of the Company’s Business; (C) enter into, renew, fail to renew, amend or terminate any material lease relating to Real Property (including any existing Material Real Property Leases); (D) adopt or implement any new stockholder rights plan; (E) authorize any capital expenditures or purchase of fixed assets that are in excess of $175,000 in the aggregate, for the Company and its Subsidiaries taken as a whole, except as previously budgeted and set forth in Section 5.1(b) of the Company Disclosure Schedule, and taking into consideration all future plans regarding the Company’s property, plant and equipment; or (F) enter into or amend any Contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(b)(vi);

(vii)           (A) other than pursuant to existing Contracts, agreements or arrangements or in the Ordinary Course of the Company's Business, increase the compensation payable or to become payable to its current or former directors, officers or employees, (B) hire or promote any person as or to (as the case may be) an executive officer or appoint any director of the Company, other than the appointment of Continuing Directors pursuant to Section 1.3(b) above, (C) hire or promote any employee as or to (as the case may be) a position as an executive officer except to fill a vacancy in the Ordinary Course of the Company’s Business, (D) make or forgive any loan or advance to employees or directors (other than loans or advances of reasonable relocation and travel expenses in the Ordinary Course of the Company’s Business), (E) except as may be required by Law or existing Contracts, agreements or arrangements, grant any severance or termination pay to, or modify, amend, terminate or adopt, or promise to modify, amend, terminate or adopt, any Plan, or any Contract, agreement or arrangement that would be a Plan, (F) establish, adopt, enter into or amend any collective bargaining agreement, compensation plan, program or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company, or any of its Subsidiaries, except as may be required by Law or existing Contracts, agreements or arrangements or as may be necessary to maintain proper qualification under the Code or other Law, (G) other than in the Ordinary Course of the Company's Business, pay any discretionary bonuses to any officer of the Company, (H) other than pursuant to existing Contracts, agreements or arrangements or in the Ordinary Course of the Company's Business, make any awards of equity in the Company or any of its Subsidiaries or any rights to receive equity in the Company or any of its Subsidiaries, (I) amend any existing stock option or other equity-based compensation or enter into any agreement under which any stock option or other equity-based compensation would be required to be issued, except as permitted by Section 2.4, (J) except as set forth in writing by Parent for the express purpose of communications with employees of the Company or any of its Subsidiaries, make any representation or commitment to, or enter into any formal or informal understanding with any employee of the Company or any of its Subsidiaries with respect to compensation, benefits, or terms of employment to be provided by Parent, Purchaser, or any of their Subsidiaries at or subsequent to the Closing, or (K) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by Law;

(viii)           take any action to materially change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), or change any material assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required to conform to GAAP or applicable Law;

(ix)           (A) make, change or revoke any material Tax election or, except as required by applicable Law, change any material method of Tax accounting, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax, (F) claim or surrender any right to claim a material Tax refund or (G) become a party to a transaction that constitutes a “reportable transaction” for purposes of Section 6011 of the Code and applicable Treasury regulations thereunder (or a similar provision of state Law);

(x)           fail to pay material accounts payable and other material obligations in the Ordinary Course of the Company’s Business other than those disputed in good faith;

(xi)           materially accelerate the collection of accounts receivable, modify the payment terms of any accounts receivable other than in the Ordinary Course of the Company’s Business, or sell, securitize, factor or otherwise transfer any accounts receivable;

(xii)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or as expressly provided in this Agreement);

(xiii)           (A) at any time within the 90-day period before the Acceptance Time, without complying fully with the notice and other requirements of the WARN Act or any comparable foreign, state or local Law, effectuate (1) a “plant closing”(as defined in the WARN Act or any comparable state or local law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (2) a “mass layoff”(as defined in the WARN Act or any comparable state or local law) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries, or (B) otherwise terminate or lay off employees in such numbers as to give rise to material liability under any applicable laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium, or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs;

(xiv)           (A) authorize, enter into, renew, extend, terminate or amend, or waive, release or assign any material rights or claims with respect to any Material Contract or Contract that would constitute a Material Contract if in effect on the date of this Agreement, in each case other than in the Ordinary Course of the Company’s Business, or (B) engage in any transaction or series of transactions with any Affiliate that would constitute a related party transaction under the rules and regulations of the SEC or the Company’s policy governing such transactions, except for the same types of transactions with Affiliates that are disclosed in the Requisite SEC Reports;

(xv)           agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, individually or in the aggregate, result in amounts payable to or by the Company or its Subsidiaries in excess of $175,000 in the aggregate;

(xvi)           take any action that would reasonably be expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied;

(xvii)           make any material change to timing or size of orders of product shipped to customers, trade, or distributors other than in the Ordinary Course of the Company’s Business; or
(xviii)           authorize or make any commitment to do any of the foregoing.

Section 5.2                      Cooperation.

(a)           The Company and Parent shall coordinate and cooperate in connection with (i) preparing the Offer Documents, the Schedule 14D-9 and the Proxy Statement, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions (including with respect to any financing) are required to be taken, or consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, (iii) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith, with the transactions contemplated by this Agreement or with the Offer Documents, the Schedule 14D-9 or the Proxy Statement, and (iv) the defense or settlement of any litigation relating to the transactions contemplated by this Agreement.

(b)           The Company agrees that, between the date of this Agreement and the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall cause:

(i)           the information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(ii)           the Schedule 14D-9 to be appropriately responsive in all material respects to the requirements and provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except that the obligations of the Company pursuant to this Section 5.2(b)(ii) shall not apply with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser in writing expressly for inclusion therein); and

(iii)           any information that the Company has provided to Purchaser or Parent that constitutes material non-public information pursuant to federal securities laws as of the time immediately preceding the commencement of the Offer to be made public immediately prior to the commencement of the Offer, to the extent that such information is not otherwise disclosed in the Offering Documents, if the commencement of, and purchase of Shares under, the Offer could constitute a breach of federal securities laws (including Rules 10b-5 or 14e-3 of the Exchange Act) if such information were not made public at or prior to the commencement of the Offer.  Without limiting the generality of the foregoing, the Company hereby agrees that Parent may disclose any such material non-public information in the Offering Documents to the extent that such disclosure is necessary to prevent the commencement of, and purchase of Shares under, the Offer from constituting a breach of federal securities laws (including Rules 10b-5 or 14e-3 of the Exchange Act).

(c)           Parent and Purchaser agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Parent and Purchaser shall cause:

(i)           the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; and

(ii)           the Offer Documents (and any amendment thereof or supplement thereto) to be appropriately responsive in all material respects to the requirements and provisions of the Exchange Act and any other applicable federal securities laws, and not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Expiration Date, to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that the obligations of Parent and Purchaser pursuant to this Section 5.2(c)(ii) shall not apply with respect to statements made in the Offer Documents based on information furnished by the Company in writing expressly for inclusion therein).

Section 5.3                      Access to Information; Confidentiality.

(a)           From the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause each Subsidiary of the Company and each of their respective directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Company Representatives”) (i) to provide to Parent and Purchaser and their respective directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively, the “Parent Representatives”) reasonable access, at reasonable times and upon prior written notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records of the Company and its Subsidiaries, (ii) to furnish promptly such financial, operating and other data concerning the Company and its Subsidiaries as Parent or the Parent Representatives may reasonably request in writing, and (iii) to provide to Parent and Purchaser such reasonable access to stock transfer records and other information related to the ownership of capital stock of the Company, including access to the Company’s transfer agent, as Parent may reasonably request in writing. Notwithstanding the foregoing, (i) any such access, investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries; (ii) such access will not require the Company to permit any access, or to permit disclosure of any information, that in its reasonable judgment would result in the disclosure of any trade secrets, (iii) Parent, Purchaser and the Parent Representatives will not speak to any of the personnel of the Company or any of its Subsidiaries without the prior written consent of the Company, and any such communications permitted by the Company will be made in the presence of a representative of the Company, (iv) such access will be scheduled at such times and places as shall be determined by the Company, and (v) Parent, Purchaser and the Parent Representatives shall not have any such access for purposes of conducting any environmental assessments, sampling or testing. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law. No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to qualify, modify or limit any representation or warranty made by the Company in this Agreement.

(b)           With respect to the information disclosed pursuant to Section 5.3(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Nondisclosure Agreement, the confidentiality provisions of which shall survive and be binding upon the Company and Parent until the Effective Time, notwithstanding anything to the contrary contained therein.

Section 5.4                      Solicitation.

(a)           Notwithstanding any provision in this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Central Daylight Saving Time, on the date that is thirty (30) days after the date of this Agreement (the “Go-Shop Period Termination Date”), the Company and the Company Representatives shall have the right, under the direction of the Company Board or any committee thereof, to directly or indirectly: (i) initiate, solicit or encourage the submission of Acquisition Proposals from one or more Persons, including by way of contacting third parties or public disclosure, and providing access to non-public information pursuant to the prior execution of a Qualifying Confidentiality Agreement with any such Person; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any such Person or its representatives that was not previously provided to Parent; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(b)           Subject to Sections 5.4(c) and 5.4(d), from the Go-Shop Period Termination Date until the earlier of the Acceptance Time or the date this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and the Company Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly take any action to facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) withdraw (or change, amend, modify or qualify in a manner adverse to Parent or Purchaser), or propose publicly to withdraw (or change, amend, modify or qualify, in a manner adverse to Parent or Purchaser), or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation (any action or failure to act set forth in the foregoing clauses (ii) or (iii), a “Change of Board Recommendation”), or (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal or enter into any Contract or agreement in principle that is intended or would reasonably be expected to lead to an Acquisition Proposal or that would reasonably be expected to cause the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby. Subject to Section 5.4(c), on the Go-Shop Period Termination Date, the Company shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 5.4(b) conducted theretofore by the Company or the Company Representatives with respect to any Acquisition Proposal. Subject to Section 5.4(c), with respect to parties with whom discussions or negotiations have been terminated on or prior to the Go-Shop Period Termination Date, the Company shall use commercially reasonable efforts to require such parties to promptly return or destroy in accordance with the terms of the applicable Qualifying Confidentiality Agreement any non-public information previously furnished by the Company. Notwithstanding anything to the contrary in this Section 5.4(b), following the Go-Shop Period Termination Date, the Company and the Company Representatives may continue discussions and negotiations with, and provide information to, any Person, group of related Persons or group that (1) includes any Person with whom the Company is having ongoing discussions or negotiations prior to the Go-Shop Period Termination Date regarding a possible Acquisition Proposal and (2) has been identified in writing to Parent (any such Person or group, a “Go-Shop Party”) if the Board of Directors determines in good faith (after consultation with its financial advisors and outside counsel) that such Person has made or could reasonably be expected to make an Acquisition Proposal that after further discussions or negotiations could reasonably result in a Superior Proposal.

(c)           Notwithstanding Section 5.4(b), if at any time following the Go-Shop Period Termination Date and prior to obtaining the Company Stockholder Approval, (i) the Company receives a bona fide written Acquisition Proposal, which is not solicited, facilitated or encouraged willfully or in bad faith in breach of Section 5.4(b) above, from any other third party that is not a Go-Shop Party, and (ii) the Company Board determines in good faith (after consultation with its financial advisors and outside counsel) that (A) such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) the failure to take the actions referred to in clause (x) or (y) of this sentence could reasonably be expected to be a breach of its fiduciary obligations to the stockholders of the Company under applicable Law, the Company may take the following actions: (x) furnish non-public information to the Person making such Acquisition Proposal, provided, that (1) prior to so furnishing such information, the Company shall have received from such Person a Qualifying Confidentiality Agreement and (2) all such information shall previously have been provided to Parent and Purchaser or is provided to Parent and Purchaser prior to or substantially contemporaneously with the time it is provided to the Person making such Acquisition Proposal or such Person’s representatives and (y) engage or participate in any discussions or negotiations with such Person with respect to the Acquisition Proposal.  At any time following the date of this Agreement, the Company shall, as promptly as reasonably practicable (and in any event within forty-eight (48) hours), advise Parent orally and in writing of the receipt from any Person of (1) any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and the material terms of such proposal and (2) any request for non-public information relating to the Company or any of its Subsidiaries in connection with a potential Acquisition Proposal, or for access to the properties, books or records of the Company by any Person that informs the Company that is it considering making, or has made, an Acquisition Proposal, in each case, including the identity of the Person(s) making such proposal, inquiry or request, and, if applicable, providing copies of any documents or correspondence evidencing such proposal or inquiry. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status and any material developments, discussions and negotiations concerning such Acquisition Proposal, and the material terms and conditions thereof, including by providing a copy of all material documentation or correspondence relating thereto that is exchanged between the Person making such Acquisition Proposal (or its representatives) and the Company (or the Company Representatives). Without limiting the foregoing, the Company will promptly (within two (2) Business Days) notify Parent orally and in writing if it determines to begin providing information to, or to engage in negotiations with, any Person other than a Go-Shop Party concerning an Acquisition Proposal.

(d)           Notwithstanding anything to the contrary contained in Section 5.4(b), if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with outside counsel and financial advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that are offered by Parent (including pursuant to clause (2) below), the Company Board may at any time prior to the Acceptance Time, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the immediately foregoing clause (ii) unless, concurrently with or prior to such termination, the Company pays the Breakup Fee and otherwise complies with the provisions of Section 7.1(e) and Section 7.3; and provided, further that the Company Board may not effect a change of Company Board Recommendation or terminate this Agreement pursuant to the foregoing clause (ii) unless (A) the Company shall not have breached willfully or in bad faith this Section 5.4 with respect to such Superior Proposal, (B) the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, and (C):

(1)           the Company shall have provided written notice to Parent (“Notice of Adverse Recommendation”) at least five (5) days in advance (the “Notice Period”) of its intention, absent any amendment to terms and conditions of this Agreement as described in the immediately following clause (2), to take such actions described in the immediately foregoing clauses (i) or (ii) with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), shall specifically identify the terms of such Superior Proposal that causes such Acquisition Proposal to constitute a Superior Proposal, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the proposed definitive agreement with respect to such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new notice period, which shall be five (5) days in advance of the Company Board’s intention to take action pursuant to this Section 5.4(d)); and

(2)           prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, (x) provide Parent and Purchaser during the Notice Period with an opportunity to amend the terms and conditions contained in this Agreement in a manner such that such Acquisition Proposal would cease to constitute a Superior Proposal as a result thereof, in which event the Company shall, and shall cause its outside counsel and financial advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such amendments to the terms and conditions of this Agreement as would enable Parent and Purchaser to proceed with the transactions contemplated hereby, as so amended, and (y) permit Parent to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation).

(e)           The Company agrees that any willful and material violations of the restrictions set forth in Sections 5.4(b) or 5.4(c) by any Company Representative shall be deemed to be a breach of Sections 5.4(b) or 5.4(c), as the case may be, by the Company.

(f)           Notwithstanding the foregoing, the Company shall not release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of the Company.

(g)           Nothing contained in this Section 5.4 shall prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer shall be deemed to be a Change of Board Recommendation.

(h)           None of the Company, the Company Board or any committee of the Company Board shall enter into any binding agreement with any Person to limit or not to give prior notice to Parent or Purchaser of its intention to effect a Change of Board Recommendation or to terminate this Agreement in light of a Superior Proposal.

Section 5.5                      Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, Permits or authorizations are required to be or should be obtained under any Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to Contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any consents, Permits, authorizations, approvals or waivers required to be made or that the Parent determines should be made.

(b)           Without limiting the generality of anything contained in this Section 5.5, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding (but giving the other party reasonable prior notice of such meeting) and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding. The parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable. The Company and Parent will cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all Company Permits and Contracts of the Company and the Company Subsidiaries will remain in full force and effect after the Effective Time.

Section 5.6                      Certain Notices. From and after the date of this Agreement until the earlier of the Acceptance Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or failure to occur, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) any representation or warranty made by the Company or Parent, as the case may be, that has become untrue or inaccurate or the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement required to be complied with or satisfied by it pursuant to this Agreement that, in each case, would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not alone cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

NY3 - 505000.07

Section 5.7                      Public Announcements. Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable Governmental Entity or securities exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent required, shall be at the final discretion of the disclosing party. The Company, Parent and Purchaser agree that the press releases announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent.

Section 5.8      Antitrust Filings. Each of Parent and Purchaser (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent, Purchaser and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Entities of any other applicable jurisdiction in which any such filing is made under any other Laws, if any, and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Laws applicable to the Merger as soon as reasonably practicable. Each of Parent and Purchaser (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The covenants set forth in this Section 5.8 shall be construed so as not to limit the generality of the covenants set forth in Section 5.5 above.

Section 5.9                      State Takeover Laws. The Company Board shall take all action reasonably necessary to render any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law that becomes or is deemed to be applicable to the Company, Parent or Purchaser, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement, inapplicable to the foregoing. Nothing in this Agreement shall be deemed to prohibit the Company from complying with its obligations under Section 220 of the DGCL.

Section 5.10                      Parent Agreement Concerning Purchaser. Parent agrees to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.11                      Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares, Options or Warrants pursuant to the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.12                      Rule 14d−10(d) Matters. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof and before the Acceptance Time with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d−10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d−10(d) under the Exchange Act.

Section 5.13                      Company Certificate. At Parent’s request, the Company shall deliver a properly executed statement, in a form reasonably acceptable to Parent, conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3).

Section 5.14                      Delisting. Parent shall cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.15                      Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including financial advisory, accounting and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

Section 5.16                      Directors' and Officers' Indemnification and Insurance.

(a)             For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permissible under applicable provisions of the DGCL, indemnify, defend and hold harmless all past and present directors, officers and employees of the Company or its Subsidiaries and all fiduciaries under any of the Plans (the “Indemnified Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company or its Subsidiaries pursuant to applicable Law, the Company Charter, the Company Bylaws, the Subsidiaries Governance Documents and the indemnification agreements, if any, in existence on the date of this Agreement and set forth in Schedule 5.16(a) of the Company Disclosure Schedule (collectively, the “Indemnification Agreements”) for acts or omissions in their capacity as directors, officers or employees of the Company or any Subsidiary or as fiduciaries under any of the Plans occurring at or prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation to, advance expenses (including legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.16(a) in accordance with the procedures set forth in the Company Charter, the Company Bylaws, the Subsidiaries Governance Documents and the Indemnification Agreements; provided, however, that the Indemnified Person to whom expenses are advanced undertakes to repay such advanced expenses to the Surviving Corporation if it is ultimately determined that such Indemnified Person is not entitled to such reimbursement obligation pursuant to this Section 5.16(a).

(b)           For six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain for the benefit of the Indemnified Persons, as of the date of this Agreement and as of the Effective Time, who are covered by the directors’ and officers’ liability insurance policy maintained by the Company (the “Insured Persons”), an insurance and indemnification policy that provides coverage for actions or omissions of such Indemnified Persons prior to the Effective Time in their capacities as such (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing insurance policy (true and complete copies of which have been previously provided to Parent) (“Equivalent Coverage”) with the Company’s current provider of such insurance or, if substantially equivalent insurance coverage is unavailable from such provider, the best available coverage from a carrier with the same or better credit rating (a “Comparable Carrier”); provided, however, that, in satisfying its obligation under this Section 5.16(b), Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred fifty percent (250%) (the “Maximum Amount”) of the last annual premium paid by the Company with respect to such existing policy prior to the date of this Agreement. Notwithstanding the foregoing, the Company may, after prior consultation with Parent, purchase six (6) year “tail” prepaid policies prior to the Effective Time for the benefit of the Insured Persons, which policies are obtained from a Comparable Carrier and provide such Insured Persons with Equivalent Coverage; provided, that the amount paid by the Company with respect to such prepaid policies shall not be in excess of the Maximum Amount of the per annum premium rate paid by the Company as of the date hereof for its existing insurance policy. If such prepaid policies have been obtained prior to the Effective Time, the provisions of this Section 5.16(b) shall be deemed to have been satisfied and Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect and continue to honor the obligations thereunder.

(c)           If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 5.16.

(d)           The rights of any Indemnified Parties under this Section 5.16 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all Indemnification Agreements entered into by the Company or any of its Subsidiaries. The Indemnified Parties to whom this Section 5.16 applies shall be third party beneficiaries of this Section 5.16, and this Section 5.16 shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.17                    Continuation of Employee Benefits. At the Effective Date, Purchaser shall permit all employees of the Company (the “New Purchaser Employees”) to participate in Purchaser’s 401(k) plan pursuant to the terms thereof and, in connection therewith, shall credit each New Purchaser Employee with the number of days such New Purchaser Employee was employed by the Company for purposes of any length of service requirements under such 401(k) plan.  To the extent allowable under Purchaser’s policies and procedures, Purchaser shall provide each New Purchaser Employee with credit for years of service prior to the Closing with the Company for (i) the purposes of eligibility and vesting (but not for benefit accrual) under Purchaser’s health, short-term disability, long-term disability and vacation programs and policies and (ii) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of Purchaser, and shall cause to be credited to any deductible or out-of-pocket expenses (which are applicable in the plan year of Purchaser in which the Closing Date falls) under any health plans of Purchaser any deductibles or out-of-pocket expenses incurred by New Purchaser Employee and their beneficiaries and dependents under health plans of the Company during the plan year of the Company in which the Closing Date falls. Nothing herein expressed or implied shall confer upon any New Purchaser Employee or other employee or former employee of the Company or legal representatives thereof, any rights or remedies, including without limitation any right to employment or continued employment for any specified period, of any nature or kind whatsoever, or any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position), under or by reason of this Agreement.  The employment of any New Purchaser Employee or all New Purchaser Employees may be terminated by Purchaser for any reason or for no reason at any time after the Closing Date (subject to the payment of any vested benefits accrued under any employee benefit plan of the Company prior to the Closing and to the payment of any severance benefit (to the extent that such benefit is under a Contract, plan or policy in effect on the date of this Agreement or is specifically agreed to by the Parent or the Surviving Corporation on the one hand and a New Purchaser Employee on the other hand) payable with respect to such termination).  Without limiting the generality of the foregoing or of Section 8.8 below, this Section 5.17 shall be enforceable solely by the Company, acting on its own behalf, and no other Person (including, without limitation, any New Purchaser Employee) is an intended third party beneficiary of this Section 5.17.

Section 5.18                    Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1                      Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if and to the extent required by applicable Law; provided that Parent and Purchaser shall, and shall cause any of their Affiliates to, vote all Shares held by them in favor of the adoption of this Agreement;

(b)           The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger; and

(c)           All statutory waiting periods (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d)           Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date; provided that this condition shall be deemed to have been satisfied with respect to Parent and Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1                      Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned as follows:

(a)           By mutual written consent of Parent and the Company, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company;

(b)           By either the Company or Parent, if the Purchaser has not accepted for payment Shares tendered pursuant to the Offer on or prior to June 30, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, such failure to accept for payment the Shares on or prior to such date;

(c)           By either the Company or Parent, prior to the Acceptance Time, if any Governmental Entity having jurisdiction over the Company, Parent or Purchaser shall have issued an Order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially as contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and non-appealable; provided, however, the party seeking to terminate this Agreement under this Section 7.1(c) shall have used reasonable best efforts to cause any such Order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof;

       (d)           By Parent, at any time prior to the Acceptance Time, if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or the Company Board shall (A) have approved, adopted or recommended any Acquisition Proposal or (B) approved or recommended, or entered into or allowed the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (other than a Qualifying Confidentiality Agreement) relating to an Acquisition Proposal, (iii) after the Go-Shop Period Termination Date, the Company Board fails publicly to reaffirm its recommendation of this Agreement and the transactions contemplated hereby (x) within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal (provided only one such reaffirmation request per Acquisition Proposal and one additional reaffirmation request per each amendment thereof and supplement thereto may be made by Parent) or (y) if the Termination Date is less than ten (10) Business Days (but more than five (5) Business Days) from the receipt of such a request by Parent following an Acquisition Proposal, by the close of business on the Business Day immediately preceding the Termination Date, (iv) the Company shall have breached Section 5.4 in any material respect, or (v) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of actions specified in clauses (i) or (ii) of this Section 7.1(d);

(e)           By the Company, at any time prior to the Acceptance Time, if the Company Board determines to accept a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 5.4 with respect to such Superior Proposal; provided, however, that the Company shall pay the Breakup Fee to Parent substantially concurrently with such termination;

(f)           By the Company, if Parent or Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer in accordance with Section 1.1(a) hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to the Company if (i) a Company Material Adverse Effect shall have occurred, (ii) the failure of Parent or Purchaser to commence the Offer in accordance with Section 1.1(a) is a result of the breach of any representation or warranty, covenant or other agreement of the Company contained in this Agreement, or (iii) the commencement of the Offer in accordance with Section 1.1(a) has been restrained, enjoined or prohibited by any Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity;

(g)           By Parent, at any time prior to the Acceptance Time, if: (i) there exists a breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in paragraph (c)(iii) or (c)(iv) of Annex I is not or would not be satisfied, (ii) Parent shall have delivered to the Company written notice of such inaccuracy or breach and (iii) either such inaccuracy or breach is not capable of cure or at least twenty (20) Business Days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or breach shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if (A) any material covenant of Parent or Purchaser contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured, or (B) there exists a material breach of or inaccuracy in any representation or warranty of Parent or Purchaser contained in this Agreement that has not been cured; or

(h)           By the Company, at any time prior to the Acceptance Time, if: (i) there exists a breach of or inaccuracy in any representation or warranty of Parent or Purchaser contained in this Agreement or breach of any covenant of Parent or Purchaser contained in this Agreement that shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company shall have delivered to Parent written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of cure or at least twenty (20) Business Days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured, or (B) there exists a material breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement that has not been cured.

Section 7.2                      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to this Section 7.2, Section 7.3 and Article VIII, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof; provided, further, that the provisions of the Nondisclosure Agreement shall survive any such termination pursuant to the terms therein.

Section 7.3                      Break-Up Fees.

(a)           In the event that this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), then the Company shall pay to Parent substantially concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter in the case of a termination by Parent, the Break-Up Fee.

(b)           In the event that (i) this Agreement is terminated pursuant to Section 7.1(g) by reason of a willful or bad faith breach by the Company of any representation, warranty or covenant of the Company contained in this Agreement (other than a breach of Section 5.4) that the Company shall have failed to cure in accordance with the notice and cure provisions of Section 7.1(g), (ii) prior to such termination an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company or the Company Board and not withdrawn, and (iii) within twelve (12) months after such termination, the Company consummates a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent the Breakup Fee, on the date no later than two (2) Business Days after the consummation of a transaction that constitutes an Acquisition Proposal. For purposes of the immediately preceding sentence, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.3 except that the references to “twenty percent (20%)” therein shall be deemed to be references to “a majority.”

(c)           For purposes of this Section 7.3, “Break-Up Fee” means $3 million (inclusive of Parent and Purchaser’s expenses), in cash, except in the event that this Agreement is terminated pursuant to Section 7.1(e) in order to enter into a definitive agreement with a Go-Shop Party with respect to a Superior Proposal, in which case the Break-Up Fee shall mean $2 million (inclusive of Parent and Purchaser’s expenses) in cash.

(d)           Each of the Company, Parent and Purchaser acknowledges that (i) the agreements contained in Section 7.3(a) and Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that shall compensate Parent and Purchaser in the circumstances in which such Breakup Fee is payable.

Section 7.4                      Amendment. Subject to Section 1.3(b), this Agreement may be amended by the Company, Parent and Purchaser at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5                      Waiver. Subject to Section 1.3(b), at any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein or in Annex I hereto; provided, however, that, after approval of the Merger by the Company’s stockholders, no extension or waiver may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without the further approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1                      Non-Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time; provided, that the covenants and agreements contained herein, which by their terms provide for performance or enforcement after the Effective Time, shall survive the Effective Time.

Section 8.2                      Notices. All notices, requests, claims, demands, approvals and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by national prepaid overnight courier (providing written proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Purchaser, addressed to it at:

           AZZ incorporated
One Museum Place
3100 West 7th Street, Suite 500
Fort Worth, Texas 76107
Attention:  Chief Executive Officer
Facsimile:  (817) 336-5354

and with a copy (which copy shall not constitute notice) to:

Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attention:  F. Richard Bernasek, Esq.
      S. Benton Cantey V, Esq.
Facsimile:  (817) 878-9759

If to the Company, addressed to it at:

North American Galvanizing & Coatings, Inc.
5314 S. Yale Street, Suite 1000
Tulsa, Oklahoma 74135
Attention:  Chief Executive Officer
Facsimile:  (918) 488-8172

with a copy (which copy shall not constitute notice) to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York  10112
Attention:  Edward P. Smith, Esq.
Facsimile:  (646) 710-5371

Section 8.3                      Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any offer or proposal, or filing of any regulatory application or notice (whether in draft or final form), or public disclosure of an intention to do any of the foregoing, by any Person other than Parent, Purchaser or any of their respective Subsidiaries concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease, license or other disposition, directly or indirectly, whether by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing twenty percent (20%) or more of the voting power of the Company, (d) transaction or series of transactions in which any Person would acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any group (as defined in Section 13(d) of the Exchange Act) has been formed that Beneficially Owns or has the right to acquire Beneficial Ownership, of Equity Interests representing twenty percent (20%) or more of the voting power of the Company or (e) any combination of the foregoing.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, the first-mentioned Person.

“Beneficial Ownership” (and related terms such as “Beneficially Own,” “Beneficially Owned” or “Beneficial Owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act; provided that such definition shall not apply to Section 5.9(a).

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except for any such change, event, development, circumstance, occurrence or effect resulting from or arising out of or in connection with (a) the public announcement or pendency of the transactions contemplated by this Agreement, (b) the transactions contemplated by this Agreement or any actions taken pursuant to or in accordance with this Agreement, (c) changes in, or events or conditions affecting, any industry or market in which the Company or any of its Subsidiaries operates, except to the extent such changes, events or conditions adversely affect the Company or its Subsidiaries in a disproportionate manner relative to other similarly situated, comparable companies, (d) changes in, or events or conditions affecting, the United States or global economy or capital or financial markets generally, except to the extent such changes adversely affect the Company or its Subsidiaries in a disproportionate manner relative to other similarly situated, comparable companies, (e) changes in applicable Law or the interpretations thereof by any Governmental Entity, (f) changes in GAAP, (f) changes in general political conditions, including any acts of war or terrorist activities, (g) any action or omission of the Company or any of its Subsidiaries taken upon the written request of, or with the prior written consent of, Parent or Purchaser, (h) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period, or (i) any change in the price or trading volume of the Company Common Stock on Nasdaq.

“Contract” means, with respect to any Person, any legally binding agreement, contract, lease (whether for real or personal property), license, note, bond, mortgage, indenture, guarantee, deed of trust, loan, evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, undertaking, employment agreement, or instrument to which such Person or its Subsidiaries is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written.

“Control” (including the terms “Controlled” by and under “Common Control” with) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (written or oral) by any Person or entity alleging actual or potential liability pursuant to any Environmental Law (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, whether or not owned or operated by the Company, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Environmental Laws” means all federal, state, local and foreign Laws, regulations, ordinances, and requirements of governmental authorities relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife, and plants, (v) the management or use of natural resources, or (vi) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therein to or therefor.

“Fully Diluted Basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of shares of Company Common Stock the Company is then required to issue pursuant to options, rights to acquire or other obligations outstanding at such date, including under any employee stock option or other benefit plans, warrants, options, or other securities convertible or exchangeable into or exercisable for Shares, or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the 2004 Plan or the 2009 Plan; provided that Fully Diluted Basis shall not include the number of shares of Company Common Stock that are issuable upon exercise of unexercised Warrants.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, supranational, federal, state, county, municipal, local or foreign government, or any political subdivision, court, body, agency or regulatory authority thereof, any supranational organization and any Person exercising executive, legislative, judicial, regulatory, Taxing or administrative functions of or pertaining to any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or proprietary rights of any kind in any jurisdiction, including without limitation all (i) copyrights, (ii) patents and industrial designs (including all divisions, continuations, continuations-in-part, or patents issued thereon or reissues thereof), (iii) computer programs, software, databases, compilations and data, and all documentation related to any of the foregoing (collectively “Software”), (iv) trademarks, service marks, trade names, trade dress, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing (collectively, “Trademarks”), (v) technology, trade secrets, recipes and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets”); and (vi) all registrations and applications relating to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “the Company’s Knowledge” means the actual knowledge of Ronald J. Evans or Beth B. Pulley.

“Law” means any federal, state, local, national or supranational or foreign law, statute, code, rule, regulation or material ordinance.

“Lien” means any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, and other substances that may have an adverse effect on human health or the environment.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Nondisclosure Agreement” means the mutual confidentiality agreement, dated July 22, 2008, as amended, between the Company and Parent.

“Order” means any order, judgment or injunction.

“Ordinary Course of the Company’s Business” means the ordinary course of the Company’s business consistent with the Company’s past practice.

“Parent Material Adverse Effect” means any fact, change, event, development, circumstance, condition, occurrence or effect that, individually or in the aggregate,  prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by Parent or Purchaser of any of their obligations under this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); provided that such definition shall not apply to Section 5.9(a).

“Qualifying Confidentiality Agreement” means a customary confidentiality agreement no less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement and, for the avoidance of doubt, containing a “standstill” provision no less favorable to the Company as, and remaining in effect for a period of time at least as long as the period of time set forth in, Section 10 of the Nondisclosure Agreement.  Notwithstanding the foregoing, no Qualifying Confidentiality Agreement shall contain any provision that restricts the Company from providing Parent with the notices or information required to be provided pursuant to Section 5.4 above.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person, including without limitation the Company, means any corporation, partnership, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a written Acquisition Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “a majority”) made by a third party that was not solicited, facilitated or encouraged willfully or in bad faith in breach of Section 5.4(b) and that, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, any antitrust or competition law approvals or non-objections, and the Person making such proposal, (a) if accepted, is reasonably likely to be consummated, (b) is not subject to any financing condition, and (c) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Offer and the Merger (after giving effect to all adjustments to the terms thereof that may be offered by Parent (including pursuant to Section 5.4(d)(C)(2)).

“Tax Return” means any report, return (including without limitation information return), claim for refund, election, estimated Tax filing or declaration or similar document or statement supplied or required to be supplied to any Governmental Entity with respect to Taxes, including without limitation any schedule or attachment thereto, and including without limitation any amendments thereof.

“Taxes” means any and all (i) federal, state, local and foreign taxes, charges, fees, levies, imposts, duties and other assessments, including without limitation any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including without limitation taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind in the nature of a tax, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof and (ii) liability for amounts described in clause (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a result of transferee liability, as a result of being a member of an affiliated, combined, consolidated or unitary group, by Contract, by Law or otherwise.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and related regulations.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

2004 Plan	Section 2.4
2009 Plan	Section 2.4
Acceptance Time	Section 1.1(b)
Agreement	Preamble
Annex I	Section 1.1(a)
ARRA	Section 3.14(k)
Balance Sheet	Section 3.9(b)
Book-Entry Shares	Section 2.2(b)
Breakup Fee	Section 7.3(b)
Certificate of Merger	Section 1.5
Certificates	Section 2.2(b)
Change of Board Recommendation	Section 5.4(b)
Closing	Section 1.5
Closing Date	Section 1.5
COBRA	Section 3.14(k)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.2
Company Charter	Section 3.2
Company Common Stock	Recitals
Company Disclosure Schedule	Preamble to Article III
Company Representatives	Section 5.3(a)
Company Securities	Section 3.3(a)
Company Stockholder Approval	Section 3.4(b)
Comparable Carrier	Section 5.16
Continuing Directors	Section 1.3(b)
DGCL	Recitals
Dissenting Shares	Section 2.3
DOJ	Section 5.8
D&O Insurance	Section 5.16

Effective Time	Section 1.5
Equivalent Coverage	Section 5.16
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 1.1(a)
Expiration Date	Section 1.1(d)
Financial Advisor	Section 3.22
FTC	Section 5.8
Go-Shop Party	Section 5.4(b)
Go-Shop Period Termination Date	Section 5.4(a)
Holding Company	Recitals
Indemnification Agreements	Section 5.16
Indemnified Parties	Section 5.16
Initial Expiration Date	Section 1.1(d)
Insurance Policies	Section 3.20
Insured Persons	Section 5.16
IP Contracts	Section 3.19(e)
Leased Real Property	Section 3.16(b)
Material Contracts	Section 3.13(a)
Material Leased Real Property	Section 3.16(b)
Material Real Property Leases	Section 3.16(d)
Maximum Amount	Section 5.16
Merger	Recitals
Merger Consideration	Section 2.1(a)
Minimum Condition	Section 1.1(b)
New Purchaser Employees	Section 5.17
Notice of Adverse Recommendation	Section 5.4(d)(B)(1)
Notice Period	Section 5.4(d)(B)(1)
Offer	Recitals
Offer Documents	Section 1.1(h)
Offer Price	Recitals
Offer to Purchase	Section 1.1(c)
Option	Section 2.4
Option Cash Payment	Section 2.4
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Representatives	Section 5.3(a)
Paying Agent	Section 2.2(a)
Permits	Section 3.8(a)
Plans	Section 3.14(a)
Promissory Note	Section 1.7(d)
Proxy Statement	Section 1.6(a)
Purchaser	Preamble
Purchaser Common Stock	Section 2.1(c)
Real Property	Section 3.16(c)
Registered Intellectual Property	Section 3.19(a)

Requisite SEC Reports	Section 3.9(a)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(h)
SEC	Section 1.1(e)
SEC Required Contracts	Section 3.13(a)
Section 16	Section 5.11
Shares	Recitals
Short Form Threshold	Section 1.7(a)
SPD	Section 3.14(b)(iii)
Special Meeting	Section 1.6(b)
Stockholders	Recitals
Stockholders’ Agreement	Recitals
Subsidiaries’ Governance Documents	Section 3.2
Surviving Corporation	Section 1.4(a)
Termination Date	Section 7.1(b)
Top-Up Closing	Section 1.7(c)
Top-Up Exercise Notice	Section 1.7(c)
Top-Up Notice Receipt	Section 1.7(c)
Top-Up Option	Section 1.7(a)
Top-Up Shares	Section 1.7(a)
Warrants	Section 2.5
Warrant Payments	Section 2.5

Section 8.4                      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.5                      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or Order or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.6                      Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Nondisclosure Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.7                      Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent without the consent of any other party, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

Section 8.8                      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 5.16.

Section 8.9                      Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine gender; and the feminine gender shall include the masculine gender. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. For purposes of this Agreement, the use of the term “including” shall be deemed to mean “including, without limitation.”

Section 8.10                      Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement and all matters arising hereunder or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11                      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.12                      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement in accordance with Section 7.1, (i) each party shall be entitled at its election to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond, guarantee or other undertaking in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties shall waive, in any action for specific performance, the defense of adequacy of a remedy at Law. Either party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

Section 8.13                      Company Disclosure Schedule. Company Schedules.  All Sections of the Company Disclosure Schedule attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  The mere inclusion of information in any Section of the Company Disclosure Schedule hereto as an exception to a representation, warranty or covenant shall not (a) be deemed an admission by any party (i) that such information represents a material exception or a material fact, event or circumstance, (ii) that such information has had or would reasonably be expected to have a Company Material Adverse Effect or (iii) that such information is not in the Ordinary Course of the Company's Business or (b) constitute, or be deemed to be, an admission to any third party concerning such information.  The specification of any dollar amount in any representation, warranty or covenant and the inclusion of any specific item in any Section of the Company Disclosure Schedule shall not vary the definition of "Company Material Adverse Effect" or imply that such amount or higher or lower amounts are or are not material.  Matters reflected on any Section of the Company Disclosure Schedule to this Agreement are not necessarily limited to matters required by this Agreement to be reflected on such Section of the Company Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Capitalized terms used in any Section of the Company Disclosure Schedule to this Agreement but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 8.14                      No Other Representations or Warranties. Parent and Purchaser acknowledge that, except as expressly set forth in Article III, there are no representations or warranties of any kind, expressed or implied, with respect to the Company or any of its Affiliates (including its Subsidiaries), the business of the Company and its Subsidiaries, the Shares, the assets or liabilities of the Company and its Subsidiaries or any other matter.  It is expressly understood and agreed that Parent and Purchaser accept the condition of the assets of the Company and its Subsidiaries "AS IS", "WHERE IS" AND, SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[Remainder of page intentionally left blank; signature page follows.]

NY3 - 505000.07

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AZZ INCORPORATED

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer

BIG KETTLE MERGER SUB, INC.

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer

NORTH AMERICAN GALVANIZING & COATINGS, INC.

By:	/s/ Ronald J. Evans
Name:	Ronald J. Evans
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

The following Sections of the Company Disclosure Schedule are omitted pursuant to Item 601(b)(2) of Regulation S-K. A supplemental copy of such Sections of the Company Disclosure Schedule shall be furnished to the Securities and Exchange Commission upon request.

Section

3.1	Organization and Qualification
3.3	Capitalization
3.5	No Conflict
3.7	Litigation
3.11	Absence of Certain Changes or Events
3.13	Agreements, Contracts and Commitments
3.14	Employee Benefit Plans, Options and Employment Agreements
3.15	Labor Matters
3.16	Properties; Encumbrances
3.17	Taxes
3.18	Environmental Matters
3.19	Intellectual Property
3.20	Insurance
5.1(a)	Conduct of Business Pending the Acceptance Time
5.1(b)	Conduct of Business Pending the Acceptance Time
5.16	Indemnification Agreements

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I and not defined herein shall have the meanings set forth in the Agreement and Plan of Merger, dated as of March 31, 2010 (this “Agreement”), by and among TIN, INC., a Texas corporation (“Parent”), TIN MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Purchaser”), and COPPER, INC., a Delaware corporation (the “Company”).

Notwithstanding any other provisions of the Offer, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of, purchase or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

(a)           the Minimum Condition shall not have been satisfied at the Expiration Date;

(b)           the applicable waiting period under the HSR Act in respect of the transactions contemplated by the Agreement has not expired or been terminated at or prior to the Expiration Date;

(c)           any of the following conditions exist or has occurred, and is continuing at the Expiration Date:

(i)           there shall be pending or threatened in writing any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Purchaser, the Company or any of its Subsidiaries in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose material limitations on the ability of Parent or Purchaser, or otherwise to render Parent or Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer or in the Merger, (C) seeking to prohibit or impose any material limitations on the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other material transactions contemplated by the Agreement, or otherwise seeking to compel Parent, the Company or any of their respective Subsidiaries to divest, dispose of, license or hold separate any material portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other material transactions contemplated by the Agreement, or (D) seeking to prohibit or impose material limitations on the ability of Parent or Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company;

(ii)           there shall be any statute, rule, regulation, judgment, Order or injunction enacted, entered, enforced, promulgated or that is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Governmental Entity to the Offer, the Merger or any other material transaction contemplated by the Agreement, that (x) has had or would reasonably be expected to have, individually or in the aggregate, directly or indirectly, any of the consequences referred to in clauses (A) through (D) of paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other material transaction contemplated by the Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other material transaction contemplated by the Agreement;

(iii)           one or more of the representations and warranties of the Company set forth in Article III of the Agreement shall not be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms) as if such representations and warranties were made at the time of such determination (except to the extent such representations and warranties relate to an earlier date, in which case only as of such earlier date), except for failures to be so true and correct as do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)           Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under the Agreement and such breach or failure shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure from Parent; or

(v)           since the date of this Agreement, a Company Material Adverse Effect shall have occurred; or

(d)           the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except the Minimum Condition may not be waived), in each case, subject to the terms of the Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Exhibit A

Stockholders’ Agreement
(filed herewith)